Exhibit 99.1

Transcript The Space Race Is Back and Heading to the Public Market Bloomberg Technology TV Shows February 25th, 2021, 6:53 AM PST

Emily Chang:

From home garage to full-fledged rocket company, Astra is the latest upstart looking to make its name in the space race with big ambitions to ramp up to a rocket launch a day, delivering things like satellites, supplies, and other cutting edge technology to space within the next four years. To raise capital and fast, CEO Chris Kemp plans to capitalize on the SPAC craze and take the company public this year in a merger with Holicity, run by billionaire and former telecom mogul Craig McCaw.

Chris Kemp:

Astra wants to be the most efficient and fastest way to get to space, and so it would be natural that we would want the most efficient and fastest path to markets as well.

Emily Chang:

Astra would be the latest space SPAC since Virgin Galactic, which merged with Chamath Palihapitiya's Social Capital in 2019. Astra though wasn't founded by a billionaire. It started operations in a San Francisco garage with limited funding. The company now designs, tests, and manufacturers a line of small, relatively cheap rockets at its current factory just over the Bay Bridge in Alameda, California, a former Naval base now home to Astra served as a jet engine research facility and gained popularity as the site of Discovery Channel's Myth Busters.

Chris Kemp:

It's a place where it was really just designed for rocket manufacturing and rocket testing, and so the city and, frankly, the whole community here has really embraced Astra over the past few years as we've taken this campus, we've renovated a bunch of old buildings, and we have about 20 acres where we can really build and scale the business without actually having to move.

Emily Chang:

The team occupies a quarter-of-a-million square foot research facility where researchers, engineers, and scientists can all work under one roof, eliminating the need for complex logistics.

Chris Kemp:

That was really one of the game changers for the team, because it meant that we wouldn't have to travel to another facility or go out in the middle of the desert to go and test everything. So the engineers can really design something, make it right here, walk across the street, test it, take, learn, re-design, re-manufacturer, re-test. And there are cases where we've done that twice in one day.

Emily Chang:

In December, Astra successfully lodged their 3.2 rocket from the Pacific Spaceport Complex in Kodiak, Alaska, but nearly missed its orbit target. Kemp has said some minor tweaks should solve the issue and allow Astra to fly again this summer. SpaceX is currently the dominant maker of large rockets designed to carry thousands of pounds of payload to orbit. But it comes with a cost, charging roughly $60 million per lodge. By comparison, Rocket Lab, founded in New Zealand and now headquartered in the U.S., starts at around $6 million a launch. Astra is now only capable of smaller payloads than both companies, but will charge just $3 million per launch.

Transcript The Space Race Is Back and Heading to the Public Market Bloomberg Technology TV Shows February 25th, 2021, 6:53 AM PST

Chris Kemp:

Over the next few years here at this facility, we'll be increasing the production rate of rockets from monthly this year to weekly in 2023, to bi-weekly in 2024, to a full daily production rate in 2025. And by launching a rocket a day, we'll be able to bring the price point down to about a half a million dollars.

Emily Chang:

The first and last rocket company to go public was Orbital Sciences Corporation back in 1990. It's since merged into a sub-sector of Northrop Grumman. Astra will be the only publicly traded company focused solely on building and launching rockets when it begins trading later this year, if Kemp can execute his big vision.

Chris Kemp:

As I look 50 years into the future, I see a platform emerging in space, and right above that thin blue line I see competition, I see ecosystems that are global. I see standards emerging and I see a really exciting opportunity for a trillion plus dollar economy.

Emily Chang:

As more and more players join the space race, opportunities will become abundant for investors to enter the arena, but questions still remain around when the industry starts making money. Morgan Stanley believes the global space industry could generate more than $1 trillion in revenue or more in 2040, up from $350 billion right now, over half the growth coming from satellite broadband technology. And as rocket launches get cheaper and more companies look to commercialize space, profitability may soon be taking off. I'm Emily Chang, Bloomberg, Alameda, California.